Exhibit 99

InterVideo Reports Third Quarter 2003 Results

Record Revenue of $14.4 million

Fremont, Calif., November 5, 2003—InterVideo, Inc. (Nasdaq: IVII—News), a leading provider of DVD software, today reported financial results for the three- and nine-month periods ended September 30, 2003.

For the third quarter, revenue increased 28% over the same period in the prior year to a record $14.4 million. Net income for the third quarter of 2003 was $2.4 million, or $0.16 per diluted share, including a credit of $1.1 million to cost of revenue, or $0.04 per share, on a fully-taxed basis, for the reversal of a previous accrual for unlicensed royalty settlements no longer deemed probable. This compares to net income of $4.6 million, or $0.38 per diluted share, reported in the third quarter of 2002, which included a one-time tax benefit of $5.5 million or $0.46 per share.

The Company reported record operating income of $3.6 million for the third quarter of 2003, as compared to $316,000 reported in the same quarter last year. InterVideo closed the quarter with $65.3 million in cash, cash equivalents and short term investments, following its initial public offering, which raised $40.4 million in net proceeds. Excluding the cash from its initial public offering, its cash, cash equivalents and short term investments increased by $1.7 million as compared to the second quarter of 2003.

For the nine months ended September 30, 2003, revenue increased 20% over the same period of the prior year to $40.8 million. Net income for the first nine months of 2003 was $5.5 million, or $0.42 per fully diluted share, as compared to net income of $6.5 million, or $0.55 per diluted share, for the same period in 2002, which included the tax benefit of $5.5 million described above. The Company reported operating income of $8.9 million for the nine months ended September 30, 2003, as compared to $3.9 million reported in the same period last year.

“We are pleased with our overall financial performance in the third quarter, as we continued to experience solid demand for our core WinDVD product which ships with 8 of the top 10 PC OEMs. In addition our newer WinDVD Creator product continues to garner market share, exemplified by the announcement that HP plans to bundle this product with all of their notebook PCs, so that, today, WinDVD Creator is shipping with 4 of the top 10 PC OEMs,” commented InterVideo’s president & CEO, Steve Ro. “We have been very satisfied with the level of activity through the OEMs in the quarter and throughout the year and expect stronger growth in our web and retail segment in future periods. Our products have been recently introduced in Office Max, Circuit City and Wal-Mart, among others. Our InterVideo DVD Copy product has been warmly received by our retail partners and has gained immediate traction since it was introduced in May 2003.”

“As we look ahead, we continue to be confident in our ability to further capitalize on our innovative DVD technology. We see considerable potential for growth with our existing products, which are gaining momentum with many of our OEM and retail partners in the rapidly growing DVD recordable drive market.”

Business Outlook

The following statements are based on current expectations and information available to us as of November 5, 2003; we do not undertake a duty to update them. Our ability to project future results is inherently uncertain. These statements are “forward-looking” and actual results may differ materially as a result of risks outlined below.

The Company expects revenues in the range of $15 to $16 million for the fourth quarter of 2003. The Company expects earnings per share on a diluted basis, using approximately 15.9 million shares, to be in the range of $0.14-$0.16 per share for the fourth quarter of 2003.

Conference Call Details

The InterVideo Third Quarter teleconference and webcast is scheduled to begin at 5:00 p.m. Eastern Time, on Wednesday, November 5, 2003. To participate on the live call, analysts, investors and the general public should dial 800-810-0924 at least ten minutes prior to the call. InterVideo will also offer a live and archived webcast of the conference call, accessible from the “Investor Relations” section of the company’s Web site at http://www.investor.intervideo.com/medialist.cfm

About InterVideo, Inc.

InterVideo is a leading provider of DVD software. InterVideo has developed a technology platform from which it has created a broad suite of integrated multimedia software products that allow users to capture, edit, author, burn, distribute, and play digital video. InterVideo’s software is bundled with products sold by the majority of the top ten PC OEMs. The company is headquartered in Fremont, CA with regional offices in Europe, Taiwan, China and Japan. For more information, contact InterVideo at 510/651-0888 or visit the company’s Web site at www.intervideo.com.

Safe Harbor Statement

Except for the historical statements contained herein, the foregoing release contains forward-looking statements, including statements regarding, among other matters, the momentum we are gaining with our customers, our future financial performance, our ability to capitalize on our technology, the potential for our products and our growth opportunities. These forward-looking statements are subject to risks and uncertainties, and actual results could differ materially due to several factors, including but not limited to the ability to forecast customer behavior and recognize or respond to emerging trends, changing preferences or competitive factors, the market acceptance of our new products and product enhancements, claims regarding alleged infringement of third parties’ intellectual property rights, the ability to maintain or expand our relationship with our retail and OEM customers and other risks and uncertainties. Please consult the various reports and documents filed by InterVideo with the U.S. Securities and Exchange Commission, including but not limited to InterVideo’s Form S-1/A and last quarterly report on Form 10-Q for factors potentially affecting the Company’s future financial results. All forward-looking statements are made as of the date hereof and InterVideo disclaims any responsibility to update or revise any forward-looking statement provided in this news release. The results for the quarter and nine months ended September 30, 2003 are not necessarily indicative of InterVideo’s operating results for any future periods.

InterVideo is a registered trademark of InterVideo, Inc. All other trademarks are the property of their respective holders.

INTERVIDEO, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended Sept 30,		Nine months ended Sept 30,
	2002	2003	2002	2003
Revenue	$11,176	$14,358	$34,145	$40,830
Cost of Revenue	3,981	5,427	12,127	16,260

Gross Profit	7,195	8,931	22,018	24,570

Operating Expenses :
Research and development	1,702	1,907	5,629	5,528
Sales and marketing	2,045	2,230	5,725	6,625
General and administrative	943	977	2,845	2,822
Stock compensation	461	189	2,196	739
Cost of delayed IPO	1,728	—	1,728	—
Restructuring cost	—	—	(20)	—

Total operating expenses	6,879	5,303	18,103	15,714

Income from operations	316	3,628	3,916	8,855

Other income (expenses), net	(65)	111	(97)	266

Income before tax	251	3,739	3,819	9,121
Provision (Benefit) for income tax	(4,319)	1,385	(2,659)	3,584

Net income after tax	$4,570	$2,354	$6,478	$5,537

Earnings per share:
Basic	$1.82	$0.21	$2.66	$1.03
Diluted	$0.38	$0.16	$0.55	$0.42

Weighted average shares used in computing earnings per share:
Basic	2,517	10,988	2,432	5,394
Diluted	12,044	15,020	11,863	13,138

INTERVIDEO, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	As of
	Dec 31, 2002	Sept 30, 2003
		(unaudited)
Current Assets:
Cash and cash equivalents	$17,137	$60,465
Short term investments	4,104	4,803
Accounts receivable (net of allowance of $205 and $144 respectively)	3,902	6,938
Deferred tax assets	2,122	2,248
Prepayments and other current assets	694	2,346

Total current assets	27,959	76,800

Property and equipment, net	1,566	1,579

Goodwill	1,018	1,018
Other purchased intangible assets	483	333
Deferred tax assets	3,335	3,335
Other assets	355	381

Total assets	$34,716	$83,446

Current liabilities:
Accounts payable	$413	$959
Accrued liabilities	9,639	9,065
Income tax payable	1,111	1,608
Deferred revenue	1,112	2,612

Total current liabilities	12,275	14,244

Stockholders’ equity:
Convertible preferred stock, aggregate liquidation preference of $23,855; 13,000 shares authorized; 12,839 and 0 shares issued and outstanding	13	—
Common Stock, $0.001 par value per share; 25,000 shares authorized; 2,644 and 12,859 shares issued and outstanding respectively	3	13
Additional paid-in capital	35,197	75,473
Notes receivable from stockholders	(864)	(895)
Deferred stock compensation	(1,614)	(714)
Accumulated other comprehensive loss	(180)	(98)
Accumulated deficit	(10,114)	(4,577)

Total stockholder’s equity	22,441	69,202

Total liabilities and stockholders’ equity	$34,716	$83,446